EXHIBIT 99C.2

CONSOLIDATED BALANCE SHEETS                           U S WEST, Inc.
(UNAUDITED)
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
					      March 31, December 31,
In millions                                      1996       1995
- - ---------------------------------------    -------------------------
ASSETS
Current assets:
 Cash and cash equivalents                          $70        $192
 Accounts and notes receivable                    1,794       1,886
 Inventories and supplies                           237         227
 Deferred tax asset                                 270         282
 Prepaid and other                                  382         322
					   -------------------------
   Total current assets                           2,753       2,909
					   -------------------------

Property, plant and equipment - net              14,964      14,677
Investment in Time Warner Entertainment           2,492       2,483
Intangible assets - net                           1,779       1,798
Investment in international ventures              1,408       1,511
Net investment in assets held for sale              424         429
Prepaid and other assets                          1,293       1,264
					   -------------------------
   Total assets                                 $25,113     $25,071
					   =========================
LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
 Short-term debt                                 $1,769      $1,901
 Accounts payable                                   866         975
 Dividends payable                                  255         254
 Other payables                                   2,010       1,922
					   -------------------------
   Total current liabilities                      4,900       5,052
					   -------------------------

Long-term debt                                    7,024       6,954
Postretirement and other postemployment
 benefit obligations                              2,403       2,433
Deferred taxes, credits and other                 2,056       2,033

Company-obligated mandatorily
 redeemable preferred securities of
 subsidiary trust holding solely Company-
 guaranteed debentures                              600         600
Preferred stock subject to
 mandatory redemption                                51          51

Common shareowners' equity:
 Common shares                                    8,320       8,228
 Cumulative deficit                                 (44)       (115)
 LESOP guarantee                                   (127)       (127)
 Foreign currency translation adjustments           (70)        (38)
					   -------------------------
  Total common shareowners' equity                8,079       7,948
					   -------------------------
   Total liabilities & shareowners' equity      $25,113     $25,071
					   =========================
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